Exhibit 99.3

PRO FORMA CONDENSED COMBINED BALANCE SHEET

(Unaudited)

McCormick is accounting for the acquisition of Lawry’s as a purchase under United States generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of Lawry’s are recorded as of the acquisition date, at their respective fair values, and consolidated with those of McCormick. The results of operations of Lawry’s will be consolidated with those of McCormick beginning on the date of the purchase. The Pro Forma Condensed Combined Balance Sheet included in this filing reflect both the effects of the Lawry’s acquisition as well as the effects of the disposal of Season-All. The sale of Season-All does not meet the SEC requirements for Pro Forma disclosure. However, the acquisition of Lawry’s was contingent upon the sale of Season-All and, therefore, the effects of the sale are also reflected in the Pro Forma Condensed Combined Balance Sheet for the period presented.

The Pro Forma Condensed Combined Balance Sheet is based on historical results of the combined entities and will not necessarily be reflective of the results that will be achieved by the combined entities in the future. The Pro Forma Condensed Combined Balance Sheet presents the financial position of McCormick and Lawry’s as of May 31, 2008, assuming the acquisition occurred as of that date.

The Pro Forma Condensed Combined Balance Sheet reflects pro forma adjustments that are based upon available information and which McCormick believes are reasonable. The Pro Forma Condensed Combined Balance Sheet does not necessarily reflect the financial position of the entity that actually would have resulted had the transaction, which pro forma effect is given, been consummated as of the date. Additionally, the Pro Forma Condensed Combined Balance Sheet have been prepared on the basis of preliminary estimates of the fair value of the assets acquired and may change as valuations are completed and more facts become known.

This information should be read in conjunction with the previously filed Form 8-K, dated August 1, 2008, the previously filed historical consolidated financial statements and accompanying notes of McCormick, contained in its Annual Report on Form 10-K for the fiscal year ended November 30, 2007 and in its 2008 Quarterly Reports on Form 10-Q, and in conjunction with the historical financial statements and accompanying notes of Lawry’s included in this Form 8-K.

McCormick & Company, Inc.

Pro Forma Condensed Combined Balance Sheet, Unaudited

As of May 31, 2008

(in millions)

	Historical		Pro Forma Adjustments
	McCormick and Company	Lawry's	Season-All Divestiture		Lawry's Acquisition		Pro Forma
Current assets
Cash and cash equivalents	$47.3	$0.0	$0.0		$0.0		$47.3
Receivables, net	416.5	—	—		—		416.5
Inventories	459.6	10.0	(1.1)		—		468.5
Prepaid expenses and other current assets	59.4	—	—		—		59.4

Total current assets	982.8	10.0	(1.1)		—		991.7

Property, plant and equipment	1,063.8	4.2	—		(3.8)	C	1,064.2
Less: accumulated depreciation	(574.4)	—	—		—		(574.4)

Property, plant and equipment, net	489.4	4.2	—		(3.8)		489.8

Goodwill, net	965.3	—	—		407.6	D	1,372.9
Intangible assets, net	228.0	—	—		202.0	D	430.0
Prepaid allowances	44.0	—	—		—		44.0
Investments and other assets	190.9	—	—		—		190.9

Total assets	$2,900.4	$14.2	($1.1)		$605.8		$3,519.3

Current liabilities
Short-term borrowings	$85.6	$0.0	($9.2)	A	$369.0	E	$445.4
Current portion of long-term debt	50.7	—	—		—		50.7
Trade accounts payable	260.2	—	—		—		260.2
Other accrued liabilities	360.2	2.4	—		(1.4)	F	361.2

Total current liabilities	756.7	2.4	(9.2)		367.6		1,117.5

Long-term debt	626.9	—	—		250.0	E	876.9
Other long-term liabilities	272.8	—	—		—		272.8

Total liabilities	1,656.4	2.4	(9.2)		617.6		2,267.2

Minority interest	9.5	—	—		—		9.5

Shareholders' equity
Common stock	214.7	—	—		—		214.7
Common stock, non-voting	323.9	—	—		—		323.9
Retained earnings	380.5	11.8	8.1	B	(11.8)	G	388.6
Accumulated other comprehensive income	315.4	—	—		—		315.4

Total shareholders' equity	1,234.5	11.8	8.1		(11.8)		1,242.6

Total liabilities and shareholders' equity	$2,900.4	$14.2	($1.1)		$605.8		$3,519.3

The accompanying notes are an integral part of this pro forma condensed combined balance sheet

McCormick & Company, Inc.

Form 8-K

Notes to Pro Forma Condensed Combined Balance Sheet, Unaudited

Description of Transaction

On July 31, 2008, we completed the purchase of the assets of the Lawry’s business from Conopco, Inc. an indirect subsidiary of Unilever N.V. (“Unilever”). Lawry’s manufactures and sells a variety of marinades and seasoning blends under the well-known “Lawry’s” and “Adolph’s” brands in North America. The acquisition included the rights to the brands as well as related inventory and a small number of dedicated production lines. It did not include any manufacturing facilities or employees. The annual sales of this business are approximately $150 million. The allocation of Lawry’s sales is expected to be approximately 90% to our consumer segment and approximately 10% to our industrial segment. The purchase price was $604 million in cash, the assumption of certain liabilities relating to the purchased assets and transaction costs of $15 million.

The purchase agreement has undergone a regulatory review and the Federal Trade Commission (FTC) granted final approval for the transaction. As part of that approval, we sold our Season-All business to Morton International, Inc. With annual sales of approximately $18 million, the Season-All business was sold for $15 million in cash, which resulted in a pre-tax gain of $12.9 million.

Adjustments to Financial Statements

(A)	Net cash from sale of Season-All ($15 million sales price, less $1 million in selling expenses and $4.8 million in income taxes). The $9.2 million in net cash was used to reduce short-term borrowings related to the acquisition.

(B)	After tax gain on the sale of Season-All ($12.9 million net gain less $4.8 million in income taxes).

(C)	Estimated fair value adjustment of Lawry’s property, plant and equipment, net.

McCormick & Company, Inc.

Form 8-K

Notes to Pro Forma Condensed Combined Balance Sheet, Unaudited

(D)	McCormick has not completed the final assessment of fair values of Lawry’s fixed assets and other identifiable assets and liabilities assumed for the purpose of allocating the purchase price. As a result, certain of the allocations are estimates and are subject to revision once the final assessments are completed. The following summarizes the preliminary estimated goodwill and other intangible assets assuming a purchase date of May 31, 2008 (in millions):

Purchase price		$604.0
Accrued expenses and fees		15.0

Total purchase price		619.0

Estimated allocation of identified assets and liabilities:
Tangible net assets acquired	10.4
Liabilities assumed	(1.0)
Other intangible assets	202.0

Subtotal		(211.4)

Total estimated goodwill		$407.6

(E)	To reflect the medium-term debt and short-term borrowings required to finance the acquisition.

(F)	To reflect a $1.4 million reduction to other accrued liabilities to Lawry’s June balance sheet for estimated liabilities assumed at acquisition.

(G)	To eliminate Lawry’s shareholders’ equity accounts